FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-07

_____________________________________________

Sent: Tuesday, November 14, 2017 10:48 AM
Subject: GSMS 2017-GS8 -- Launch (Public)(external)

GSMS 2017-GS8 -- Launch (Public)(external)

$885.190mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman Sachs & Co. LLC

Co-Managers: Academy Securities, Inc. and Drexel Hamilton, LLC

						Target
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Launch	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)	14.278	3.10	30.000%	S+22	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	72.424	4.86	30.000%	S+50	103-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	270.000	9.52	30.000%	S+75	101-00
A-4	Aaa(sf)/AAAsf/AAA(sf)	311.927	9.83	30.000%	S+77	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	35.645	7.10	30.000%	S+61	103-00
A-BP	NR/AAAsf/AAA(sf)	10.000	9.86	30.000%	S+150	100-00
A-S	Aa2(sf)/AAAsf/AAA(sf)	70.152	9.94	23.125%	S+105	103-00
B	NR/AA-sf/AA(sf)	44.642	9.94	18.750%	S+125	103-00
C	NR/A-sf/A(sf)	56.122	9.94	13.250%	S+170	103-00

CUSIP

Class	CUSIP
A-1	36254KAH5
A-2	36254KAJ1
A-3	36254KAK8
A-4	36254KAL6
A-AB	36254KAM4
A-BP	36254KAN2
A-S	36254KAS1
B	36254KAT9
C	36254KAU6

Collateral Summary

Initial Pool Balance:	$1,020.392mm
Number of Mortgage Loans:	36
Number of Mortgaged Properties:	200
Average Cut-off Date Mortgage Loan Balance:	$28.344mm
Weighted Average Mortgage Interest Rate:	4.35820%
Weighted Average Remaining Term to Maturity (mos):	114
Weighted Average Remaining Amortization Term (mos):	358
Weighted Average Cut-off Date LTV Ratio:	57.1%
Weighted Average Maturity Date LTV Ratio:	52.7%
Weighted Average Underwritten DSCR Ratio:	2.30x
Weighted Average Debt Yield on Underwritten NOI:	11.9%
% of Mortgage Loans with Mezzanine Debt:	17.4%
% of Mortgage Loans with Subordinate Debt:	19.0%
% of Mortgage Loans with Preferred Equity:	3.3%
% of Mortgaged Properties with Single Tenants:	21.2%

Property Type:	31.2% Office, 27.6% Retail, 22.0% Hospitality,
8.3% Mixed Use, 6.4% Self Storage, 2.8% Industrial,
1.6% Multifamily

Top 5 States:	36.10% CA, 20.73% NY, 6.46% TX, 5.32% PA, 3.47% MN

Anticipated Timing

Anticipated Pricing:	Today @ 12:30pm ET
Anticipated Closing:	Nov 30, 2017

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.